SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.




                                FORM U-57/A

               NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS



                      Filed under section 33(a) of the
           Public Utility Holding Company Act of 1935, as amended




                             Gasoducto GasAndes
                              Argentina S.A.





                                     by



                            THE AES CORPORATION





                           1001 North 19th Street
                            Arlington, VA 22209





          The AES Corporation ("AES"), a Delaware corporation and a public utility holding company exempt from registration under Section 3(a)(5) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby amends the Form U-57 filed with the Securities and Exchange Commission ("SEC") on December 28, 2000 and the Form U-57/A filed with the SEC on January 5, 2001 under Section 33 of the Act on behalf of Gasoducto GasAndes Argentina S.A. by withdrawing each filing in its entirety.


                  [REMAINDER OF PAGE INTENTIONALLY BLANK]






          The undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                          THE AES CORPORATION



                                          By:       /s/ Paul T. Hanrahan
                                                   -------------------------
                                          Name:    Paul T. Hanrahan
                                          Title:   Senior Vice President

Date:    July 2, 2001